Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

CARDIMA RECEIVES NASDAQ DELISTING NOTICE

FREMONT, Calif. (May 6, 2005) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today received a Nasdaq Staff Determination indicating that the Company had not regained compliance with the requirements for continued listing set forth in Marketplace Rule 4310(c)(4) (the “Rule”) and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market at the opening of business on May 17, 2005.

The Rule provides that for continued inclusion on The Nasdaq Stock Market, the minimum bid price per share of an issuer shall be at least $1.00.

On May 10, 2004, Nasdaq Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, the Company did not comply with the Rule. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until November 8, 2004, to regain compliance with the Rule. On November 9, 2004, given that the Company met The Nasdaq SmallCap Market initial inclusion criteria set forth in Marketplace Rule 4310(c), the Company was provided an additional 180 calendar day compliance period, or until May 5, 2005, to demonstrate compliance. The Company had not regained compliance with the Rule by May 5, 2005.

The Company may appeal the Nasdaq Staff’s Determination to a Listing Qualification Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. There can be no assurance that the Company will appeal the Nasdaq Staff’s Determination or, if the Company does appeal the Nasdaq Staff’s Determination, that such appeal will be successful.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is intended for cardiac surgeons use in ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S. for use in ablating cardiac tissue.

Except for the historical information contained herein, the matters discussed in this press release, including potential future events relating to the delisting of the Company’s common stock from Nasdaq, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on May 17, 2005, the risk that if the Company does appeal the Nasdaq Staff’s Determination, that such appeal will not be successful, and the risk that the Company will not be able to raise additional capital in the immediate term as needed to continue operations. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.